Exhibit 99.1

Transatlantic Holdings, Inc. Announces Current Estimate of Costs from Recent Hurricanes

NEW YORK--(BUSINESS WIRE)--Transatlantic Holdings, Inc. (NYSE: TRH) today announced that net costs, including the impact of reinstatement premiums, resulting from Hurricanes Gustav and Ike are estimated to range between $45 million and $60 million, net of tax, with the majority of such costs attributable to Hurricane Ike.

The calculation of these preliminary estimates involves a significant amount of judgment. These estimates are based upon information available to date and are heavily reliant on industry loss predictions, output from catastrophe modeling software, market share analysis and certain other factors. Due to the preliminary nature of such information, there is uncertainty as to the ultimate costs that TRH will incur related to these events.

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Caution concerning forward-looking statements:

This press release contains forward-looking statements, including management's current estimate of the net impact on operating results from recent catastrophe losses, within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to TRH's Annual Report on Form 10-K for the year ended December 31, 2007 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 as well as its future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which TRH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove incorrect, any forward-looking statements made on that basis may also prove materially incorrect. TRH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company®, Trans Re Zurich and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis – structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

CONTACT:
Transatlantic Holdings, Inc.
Steven S. Skalicky, 212-770-2040